INFORMATION STATEMENT PURSUANT TO
              SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934


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[X]  Preliminary Information Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14c-5(d)(2)
[ ]  Definitive Information Statement



                              INTERGOLD CORPORATION
                ________________________________________________
                (Name of Registrant as Specified in its Charter)


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                             INTERGOLD CORPORATION
                          435 Martin Street, Suite 2000
                            Blaine, Washington 98230


                              INFORMATION STATEMENT
                                      Dated
                                September 26, 2003


                                     GENERAL

         This Information Statement is being circulated to the shareholders of Intergold Corporation, a Nevada corporation (the "Company"), in connection with the taking of corporate action without a meeting upon the written consent (the

"Written Consent") of the holders of a majority of the outstanding shares of the Company's $0.00025 par value common stock (the "Common Stock"). The names of the shareholders who will be signing the Written Consent and their respective equity ownership of the Company are as follows: (i) Alexander Cox holding of record 76,378 shares of Common Stock (14.7%); (ii) Intergold Mining Corporation holding of record 58,081 shares of Common Stock (11.1%); Investor Communications International, Inc. holding of record 23,308 shares of Common Stock (4.5%); Newport Capital Corp. holding of record 13,594 shares of Common Stock (2.6%); and TriStar Financial Services, Inc. holding of record 106,527 shares of Common Stock (20.44%).

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         As more completely described below, the matters upon which action is proposed to be taken are: (i) to approve a proposed amendment (the "Amendment") to the Company's Articles of Incorporation, as amended (the "Articles"), to effectuate a proposed change in the name of the Company (the "Name Change") to such name as may be approved by the Board of Directors of the Company in its sole and absolute discretion.

         The date, time and place at which action is to be taken by written consent on the matters to be acted upon, and at which consents are to be submitted, is October 31, 2003, at 10:00 a.m. (Pacific Time) at 435 Martin Street, Suite 2000, Blaine, Washington 98230.

         This information statement is being first sent or given to security holders on approximately October 16, 2003.



                       VOTING SECURITIES AND VOTE REQUIRED

         On September 5, 2003, the Board of Directors authorized and approved, subject to shareholder approval, the corporate action, which the Board of Directors deemed to be in the best interests of the Company and its shareholders. The Board of Directors further authorized the preparation and circulation of this information statement and a shareholders' consent to the holders of a majority of the outstanding shares of the Company's Common Stock.

         There are currently 521,184 shares of the Company's Common Stock outstanding, and each share of Common Stock is entitled to one vote. The Written Consent of ten (10) or less shareholders of the Company holding at least 260,593 shares of the Common Stock issued and outstanding is necessary to approve the matters being considered. The record date for determining shareholders entitled to vote or give Written Consent is September 19, 2003 (the "Record Date"). Except for the Common Stock there is no other class of voting securities outstanding at this date.

         The matters upon which action is proposed to be taken are: (i) the approval of the Amendment to the Company's Articles to effectuate the Name Change to such name as may be approved by the Board of Directors of the Company in its sole and absolute discretion.

         The cost of this Information Statement, consisting of printing, handling and mailing of the Information Statement and related material, and the actual expense incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding the Information Statement to the beneficial owners of the shares of Common Stock, will be paid by the Company.

                    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
                               AND CONTROL PERSONS

CURRENT OFFICERS AND DIRECTORS

         As of the date of this Information Statement, the director and executive officer of the Company is as follows:

    Name                  Age                   Position with the Company
____________              ___               __________________________________

Grant Atkins               43               President/CFO/Secretary/Treasurer
                                            and Director

         As of the date of this Information Statement, the director and executive officer of the Company's wholly-owned subsidiary, International Gold Corporation ("INGC") is as follows:

    Name                  Age                   Position with the Company
____________              ___               __________________________________

Grant Atkins               43                President/Secretary/Treasurer and
                                             Director

         GRANT ATKINS has been the President of the Company since 2001 and the Secretary, Treasurer and a Director of the Company since September of 1998. Mr. Atkins has also been the sole director and the President, Secretary and Treasurer of International Gold Corporation since March of 1998. Mr. Atkins has provided organization and administrative role in the Company since its formation. For the past six years, Mr. Atkins has been self-employed and has acted as a financial and project coordination consultant to clients in government and private industry. He has extensive multi-industry experience in the fields of finance, administration and business development. During 1998 through current date, Mr. Atkins has provided consulting services through Investor Communications International, Inc. Mr. Atkins is a member of the board of directors of Transax International Limited, formerly known as Transax Corp., a publicly traded corporation in electronic data transaction processing industry. Mr. Atkins is also a member of the board of directors of GeneMax Corp., a publicly traded biotechnology corporation specializing in the discovery and development of immunotherapeutics aimed at the treatment and eradication of cancer and therapies for infectious diseases, autoimmune disorders and transplant tissue rejection.

AUDIT COMMITTEE

         As of the date of this Information Statement the Company has not appointed members to an audit committee. As of the date of this Information Statement no audit committee exists. Therefore, the role of an audit committee has been conducted by the Board of Directors of the Company.

         After the appointment of additional directors of the Company, the Company intends to establish an audit committee. When established, the audit committee will be comprised of at least two disinterested members. When established, the audit committee's primary function will be to provide advice with respect to the Company's financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, tax and legal compliance. The audit committee's primary duties and responsibilities will be: (i) to serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;
(ii) to review and appraise the audit efforts of the Company's independent accountants; (iii) to evaluate the Company's quarterly financial performance as well as its compliance with laws and regulations; (iv) to oversee management's establishment and enforcement of financial policies and business practices; and
(v) to provide an open avenue of communication among the independent accountants, management and the Board of Directors.

         The Board of Directors has considered whether the provision of such non-audit services would be compatible with maintaining the principal independent accountant's independence. The Board of Directors considered whether the Company's principal independent accountant was independent, and concluded that the auditor for the previous fiscal year ended December 31, 2002 was independent.

AUDIT FEES

         During fiscal year ended December 31, 2002, the Company incurred approximately $5,000 in fees to its principal independent accountant for professional services rendered in connection with audit of the Company's financial statements for fiscal year ended December 31, 2002 and $5,000 for the review of the Company's financial statements for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         During fiscal year ended December 31, 2002, the Company did not incur any fees for professional services rendered by its principal independent accountant for certain information technology services which may include, but is not limited to, operating or supervising or managing the Company's information or local area network or designing or implementing a hardware or software system that aggregate source data underlying the financial statements.

ALL OTHER FEES

         During fiscal year ended December 31, 2002, the Company did not incur any other fees for professional services rendered by its principal independent accountant for all other non-audit services which may include, but is not limited to, tax-related services, actuarial services or valuation services.



                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth information as of the Record Date concerning: (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's outstanding Common Stock; (ii) each of the Company's executive officers, directors and key employees; and (iii) all executive officers and directors as a group. Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days is treated as outstanding only when determining the amount and percentage of Common Stock owned by such individual. Except as noted, each person or entity has sole voting and sole investment power with respect to the shares shown.

CLASS OF STOCK    NAME                      AMOUNT AND NATURE OF       PERCENT
                                            BENEFICIAL OWNERSHIP    OF OWNERSHIP
________________________________________________________________________________
                                    (2)               (1)
Common Stock      Sonanini Holdings Ltd.          114,090              21.89%
                  1006 - 100 Park Royal
                  Vancouver, British Columbia
                  Canada V7T 1A2

                                    (3)               (1)
Common Stock      TriStar Financial               106,527              20.44%
                   Services Inc.
                  435 Martin Street, Suite 2000
                  Blaine, Washington 98270

                                    (4)               (1)
Common Stock      Intergold Mining                 58,081              11.14%
                   Corporation
                  3305 W. Spring Mountain Rd.
                  Suite 60
                  Las Vegas, Nevada 89102

                                                      (1)
Common Stock      Alexander W. Cox                 76,378              14.65%
                  428 - 755 Burrard Street
                  Vancouver, British Columbia
                  Canada V6Z 1X6

Common Stock      All officers and directors        -0-
                  as a group (1 person)
________________________________________________________________________________
  (1)
   These are restricted shares of Common Stock.
  (2)
   The sole officer/shareholder of Sonanini Holdings Ltd. is Wolfgang Rauball with a business address of Kartnerring 5-7, Top 3D A, 1010 Vienna, Austria. The sole director of Sonanini Holdings Ltd. is Vojtech Agyagos with a business address of 1006 - 100 Park Royal, West Vancouver, British Columbia, Canada V7T 1A2.
  (3)
   The sole officer/director of TriStar Financial Services, Inc. is Marcus Johnson, a U.S. citizen, with a business address of 4507 Lakeway Drive, Bellingham, Washington 98226. The sole shareholder of TriStar is Colonial Financial Group, Inc., with a business address of Gubelstrasse 15, CH-6300, 2 u.g., Switzerland.
  (4)
   The sole officer/director of Intergold Mining Corporation is Grant R. Atkins, who is also the sole officer/director of the Company.

                             EXECUTIVE COMPENSATION

         As of the date of this Information Statement, all executive officers and directors of the Company are reimbursed for any out-of-pocket expenses incurred by them on behalf of the Company. Previously, all officers of the Company may be paid up to $5,000 per month for their executive officer roles, however, no such expenses were incurred during fiscal year ended December 31, 2002. As of fiscal year ended December 31, 2001, the Company had accrued a total of approximately $52,000 as officers and directors executive compensation, which was cancelled effective December 31, 2001, resulting in a recovery of directors' fees for fiscal year ended December 31, 2001. None of the Company's directors or officers are party to employment agreements with the Company. The Company presently has no pension, health, annuity, insurance, profit sharing or similar benefit plans.

         However, Grant Atkins, a director and officer of the Company, indirectly derives remuneration from the Company through Investor Communications International, Inc. ("ICI"), which provides a wide range of management, financial and administrative services to the Company. Mr. Atkins is employed by ICI and part of the management team provided by ICI to the Company.

         The Company and ICI entered into a two-year consulting services and management agreement dated January 1, 1999 and the Company's subsidiary, International Gold Corporation, and Amerocan entered into a similar agreement dated January 1, 1999 whereby ICI and Amerocan perform a wide range of management, administrative, financial, marketing and public company services including, but not limited to, the following: (i) international business relations and strategy development, (ii) investor relations and shareholder liaison, (iii) corporate public relations, press release and public information distribution, (iv) property exploration management, including administration of metallurgical development, metallurgical liaison, BLM liaison, engineering company liaison, drilling administration, geologist liaison, mapping, survey and catalogue, geostatistical liaison, environmental research, geological reports compilation and due diligence efforts, (v) administration, including auditor and legal liaison, media liaison, corporate minutebook maintenance and record keeping, corporate secretarial services, printing and production, office and general duties, and (vi) financial and business planning services, including capital and operating budgeting, banking, bookkeeping, documentation, database records, preparation of financial statements and creation of annual reports. On January 1, 2001, the Company and ICI and International Gold Corporation and Amerocan, respectively, renewed its consulting services and management agreement for an additional two-year period. Subsequent to January 1, 2003, the consulting agreement with ICI has been extended on a month-to-month basis and the consulting agreement with Amerocan has expired and will not be renewed.

         During fiscal year ended December 31, 2002, $106,000 was incurred payable to ICI and Amerocan for amounts due and owing for operational management, administrative, financial and other services rendered. During fiscal year ended December 31, 2002, net cash advances of $11,950 were made by ICI to the Company. During fiscal year ended December 31, 2002, the Company paid $-0-to ICI and Amerocan towards an aggregate principal amount due of $872,803 and $151,000, respectively, plus accrued interest.

         During fiscal year ended December 31, 2002, Grant Atkins received approximately $17,325 from ICI for services provided to the Company. See "Summary Compensation Table" below.

         Executive compensation is subject to change concurrent with the Company's requirements. None of the officers and directors of the Company are officers or directors of Amerocan or ICI, nor does the Company own of record capital stock of Amerocan or ICI.

SUMMARY COMPENSATION TABLE

                               Annual Compensation        Awards   Payouts
                             ______________________    ___________ _______
                                 $      $       $       $     #      $
Name/Position     Year       Salary  Bonus   Other     RSA Options  LTIP   Other
______________    ____       ______  _____   _____     ___ _______ ______  _____
                                                  (1)
Gary Powers       2000          0      0    $33,000     0  100,000    0      0
Prior Pres./      2001          0      0       0        0     0       0      0
Director          2002          0      0       0        0     0       0      0

                                                  (1)
Grant Atkins      2000          0      0    $57,500     0 1,000,000   0      0
Pres./Director    2001          0      0    $12,500     0     0       0      0
                  2002          0      0    $17,325     0     0       0      0

                                                  (1)
Harold Gooding    2000          0      0    $13,500     0   200,000   0      0
Prior Director    2001          0      0       0        0     0       0      0
                  2002         n/a

  (1)
   Received pursuant to respective contractual arrangements between the Company and Guest Investments, Ltd., and/or Amerocan Marketing, Inc. and/or ICI.

STOCK OPTION PLAN

         On March 15, 2003, the Board of Directors of the Company unanimously approved and adopted a stock option plan (the "Stock Option Plan"). On August 7, 2003, the shareholders of the Company approved the Stock Option Plan. The purpose of the Stock Option Plan is to advance the interests of the Company and its shareholders by affording key personnel of the Company an opportunity for investment in the Company and the incentive advantages inherent in stock ownership in the Company. Pursuant to the provisions of the Stock Option Plan, stock options (the "Stock Options") will be granted only to key personnel of the Company, generally defined as a person designated by the Board of Directors upon whose judgment, initiative and efforts the Company may rely including any director, officer, employee or consultant of the Company.

         The Stock Option Plan is to be administered by the Board of Directors of the Company, which shall determine (i) the persons to be granted Stock Options under the Stock Option Plan; (ii) the number of shares subject to each option, the exercise price of each Stock Option; and (iii) whether the Stock Option shall be exercisable at any time during the option period of ten (10) years or whether the Stock Option shall be exercisable in installments or by vesting only. The Stock Option Plan provides authorization to the Board of Directors to grant Stock Options to purchase a total number of shares of common stock of the Company, not to exceed 3,500,000 post-Reverse Stock Split shares as at the date of adoption by the Board of Directors of the Stock Option Plan. At the time a Stock Option is granted under the Stock Option Plan the Board of Directors shall fix and determine the exercise price at which shares of common stock of the Company may be acquired; provided, however, that any such exercise price shall not be less than that permitted under the rules and policies of any stock exchange or over-the-counter market which is applicable to the Company.

         In the event an optionee who is a director or officer of the Company ceases to serve in that position, any Stock Option held by such optionee generally may be exercisable within up to ninety (90) calendar days after the effective date that his position ceases, and after such 90-day period any unexercised Stock Option shall expire. In the event an optionee who is an employee or consultant of the Company ceases to be employed by the Company, any Stock Option held by such optionee generally may be exercisable within up to sixty (60) calendar days (or up to thirty (30) calendar days where the optionee provided only investor relations services to the Company) after the effective date that his employment ceases, and after such 60- or 30-day period any unexercised Stock Option shall expire.

         No Stock Options granted under the Stock Option Plan will be transferable by the optionee, and each Stock Option will be exercisable during the lifetime of the optionee subject to the option period of ten (10) years or limitations described above. Any Stock Option held by an optionee at the time of his death may be exercised by his estate within one (1) year of his death or such longer period as the Board of Directors may determine.

         The exercise price of a Stock Option granted pursuant to the Stock Option Plan shall be paid in cash or certified funds upon exercise of the option.

         Incentive Stock Options

         The Stock Option Plan further provides that, subject to the provisions of the Stock Option Plan and prior shareholder approval, the Board of Directors may grant to any key personnel of the Company who is an employee eligible to receive options one or more incentive stock options to purchase the number of shares of common stock allotted by the Board of Directors (the "Incentive Stock Options"). The option price per share of common stock deliverable upon the exercise of an Incentive Stock Option shall be no less than fair market value of a share of common stock on the date of grant of the Incentive Stock Option. In accordance with the terms of the Stock Option Plan, "fair market value" of the Incentive Stock Option as of any date shall not be less than the closing price for the shares of common stock on the last trading day preceding the date of grant. The option term of each Incentive Stock Option shall be determined by the Board of Directors, which shall not commence sooner than from the date of grant and shall terminate no later than ten (10) years from the date of grant of the Incentive Stock Option, subject to possible early termination as described above.

         As of the date of this Information Statement, no Stock Options nor Incentive Stock Options have been granted. The Company may cause to be filed with the Securities and Exchange Commission registration statements on "Form S-8
- For Registration Under the Securities Act of 1933 of Securities to Be Offered to Employees Pursuant to Employee Benefit Plans". An S-8 registration statement may become effective registering Stock Options under the Stock Option Plan in the amount of 3,500,000 shares at $0.50 per share. The Board of Directors are also authorized, without further shareholder approval, to grant such options from time to time to acquire up to an aggregate of 3,500,000 shares of the Company's restricted common stock.

                              CERTAIN TRANSACTIONS

         With the exception of the current contractual relations between the Company and ICI, and as of the date of this Information Statement, the Company has not entered into any other contractual arrangements with related parties. With the exception of the contractual relations with ICI, there is not any other currently proposed transaction, or series of the same to which the Company is a party, in which the amount involved exceeds $60,000 and in which, to the knowledge of the Company, any director, executive officer five percent (5%) shareholder or any member of the immediate family of the foregoing persons, have or will have a direct or indirect material interest.

         The officers and directors of the Company are engaged in other businesses, either individually or through partnerships and corporations in which they may have an interest, hold an office or serve on the boards of directors. The directors of the Company may have other business interests to which they may devote a major or significant portion of their time. Certain conflicts of interest, therefore, may arise between the Company and its directors. Such conflicts are intended to be resolved through the exercise by the directors of judgment consistent with their fiduciary duties to the Company. The officers and directors of the Company intend to resolve such conflicts in the best interests of the Company. The officers and directors will devote their time to the affairs of the Company as necessary.



                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and the persons who beneficially own more than ten percent (10%) of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Company pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by the Company and on the representations of the reporting persons, the Company believes that these persons have complied with all applicable filing requirements during the fiscal year ended December 31, 2002.



                 INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO
                            MATTERS TO BE ACTED UPON

         With the exception of the current director of the Company, and as of the date of this Information Statement, there are no persons identified by management of the Company who have an interest in the matters to be acted upon nor who are in opposition to the matters to be acted upon.

         As of the date of this Information Statement there are no persons who have been a director or officer of the Company since the beginning of the last fiscal year, or are currently a director or officer of the Company, that oppose any action to be taken by the Company.

                   APPROVAL OF AN AMENDMENT TO THE ARTICLES OF
                      INCORPORATION TO EFFECTUATE A CHANGE
                             IN NAME OF THE COMPANY

AMENDMENT TO ARTICLES AND NAME CHANGE

         In accordance with any decision in the future by the Board of Directors of the Company to effectuate any change in the nature of the Company's business operations, the Board of Directors has determined at this time that it may be in the best interests of the Company and its Shareholders to seek approval for a potential Name Change of the Company, and corresponding Amendment to the Articles of the Company, to such resulting name as the Board of Directors of the Company may determine, in its sole and absolute discretion, and in the best interests of the Company.

         The objective of the proposed change in corporate name of the Company, or ability of the Board of Directors to change the corporate name to such other resulting name, is deemed necessary to more accurately reflect the proposed business activities of the Company in its name. The Company believes that a name change will better communicate to the public the Company's proposed and future nature of business operations.

         The Board of Directors approved a resolution on September 5, to amend its Articles in accordance with its proposed Name Change, or to such other name as the Board of Directors of the Company may determine, from time to time, in its sole and absolute discretion, subject to Shareholder approval pursuant to Written Consent. By approving this proposal, the Shareholders will authorize the Board of Directors to amend the Company's Articles to such name as the Board of Directors may determine, attached as Exhibit A hereto. The amendment presently embodies Article First changing the text to:

         "The name of the corporation is Lexington Resources, Inc."

         After any Name Change it is anticipated that the Company's trading symbol for the OTC Bulletin Board and BBX will be changed from "IGCP".

         Management expects formal implementation of the proposed Name Change with the Nevada Secretary of State to be completed as soon as practicable after the effective date of the approval by the Shareholders pursuant to Written Consent and the corresponding decision by the Board of Directors of the Company to effectuate any such Name Change.

CURRENT BUSINESS OPERATIONS

         A preliminary Information Statement was filed with the Securities and Exchange Commission on May 2, 2003 and the definitive Information Statement was filed on July 14, 2003 (the "July Information Statement"). The July Information Statement was circulated to the shareholders of the Company in connection with the taking of corporate action without a meeting upon the written consent of ten
(10) or less shareholders holding of record a majority of the outstanding shares of the Company's common stock dated August 7, 2003.

         The matters upon which action was taken effective August 7, 2003 include the: (i) authorization of the Board of Directors to effect a reverse stock split of one-for-three hundred of the Company's issued and outstanding shares of common stock; (ii) approval of the sale of the Company's subsidiary pursuant to future possible restructuring initiatives, which included approval and authorization of any sale and purchase agreement relating thereto (the "Sale and Purchase"); (iii) approval of the election of Grant R. Atkins to serve as a director of the Company until the next annual meeting of the shareholders or until his successor has been elected and qualified; (iv) approval of a stock option plan for key personnel of the Company (the "Stock Option Plan"); and (v) ratification of the selection of LaBonte & Co. as the Company's independent public accountants for the fiscal year ending December 31, 2003.

         Potential Acquisition

         In connection with shareholder approval of the Sale and Purchase, the Board of Directors of the Company recently approved the proposed execution of an agreement in principle to be entered into between the Company and Lexington Oil & Gas Ltd. (the "Agreement"). The Agreement will be subject to standard conditions precedent, which management believes will include board of director approval and ratification, due diligence and the negotiation and execution of a formal agreement. If successfully completed, the Company anticipates the issue of 3,000,000 restricted common shares to the shareholders of Lexington Oil & Gas Ltd. in exchange for 100% of the issued and outstanding shares of Lexington Oil & Gas Ltd.

         Lexington Oil & Gas Ltd. is a new company based in Oklahoma that has agreements to obtain varying property interests in Garvin, Seminole, Hughes, Oklahoma, and Haskell Counties in the State of Oklahoma as a base of minor oil and gas production and inventory. Many wells on the property interests are shut in and require re-work programs to obtain production. Various upgrades to wells on these leases are planned to provide a base of minor producing wells. In addition to current property interests, the company plans to concentrate new acquisitions in the Coal Bed Methane regions of the State of Oklahoma where many companies have employed cost effective horizontal drilling methods to provide long-term gas production. Certain properties located in Oklahoma's Arkoma Basin are in stages of negotiation to acquire property interests for the purposes of drilling. The company expects to weight its development initiatives towards gas production.

PRIOR OPERATIONAL HISTORY

         Blackhawk Property

         The Company's prior operational business activities were in the business of exploration of gold and precious metals in the United States. The Company's prior operational business activities had been carried out through International Gold Corporation ("INGC"), a private wholly-owned subsidiary of the Company. INGC's primary assets previously consisted of title to a block of 321 contiguous unpatented lode mining claims located in Lincoln County, south-central Idaho (the "Blackhawk Property"). As of the date of this Information Statement, the Company has ceased to hold title to all previously held unpatented lode mining claims that comprised the Blackhawk Property. Such claims have not been held by the Company since August 31, 2001.

         The Company also previously owned forty-nine percent (49%) of a future profit sharing interest in profits to be realized from the exploration of 439 unpatented lode mining claims located in an area adjacent to the Blackhawk Property (the "Blackhawk II Property"). The Company and its prior joint venture partner, Goldstate Corporation ("GDSA"), previously held joint title to the 439 unpatented lode mining claims on the Blackhawk II Property. As of the date of this Information Statement, neither the Company nor GDSA hold title to such mining claims on the Blackhawk II Property.

         INGC, on behalf of the Company, and AuRIC Metallurgical Laboratories LLC ("AuRIC") had entered into an Agreement for Services dated March 18, 1999 (the "Agreement for Services") whereby AuRIC agreed to perform certain services, including the development of proprietary technology and know-how relating to fire and chemical assay analysis techniques and metallurgical ore extraction procedures developed specifically for the exploration of properties of the Company.

         INGC, on behalf of the Company, had also retained the services of Dames & Moore, an internationally recognized engineering and consulting firm ("Dames & Moore") to provide validation audits of each major step of the assay and metallurgical recovery procedures conducted by AuRIC. In November of 1998, according to independent testing conducted by Dames & Moore, Dames & Moore validated AuRIC's fire assay and parallel chemical leach procedures as a method to verify the existence of mineralization. The positive outcome of the testing program conducted by Dames & Moore formed the subject of a November 30, 1998 report and three further subsequently dated reports regarding the Company's properties. Dames & Moore verified the fire and chemical assay techniques and procedures developed by AuRIC and their repeatability as well as metallurgical recovery.

         AuRIC and Geneva Resources, Inc., a Nevada corporation ("Geneva") entered into a Technology License Agreement dated March 17, 1999 (the "License Agreement") whereby AuRIC agreed to supply the proprietary technology to Geneva and grant to Geneva the right to sub-license the proprietary technology to the Company for use on the Blackhawk Property. The Company and Geneva entered into a Technology Sub-License Agreement dated March 18, 1999 (the "Sub-License Agreement") whereby the Company acquired from Geneva a sub-license to utilize AuRIC's proprietary information and related precious metals recovery processes to carry out assay testing and chemical leach analysis of core samples derived from any subsequent drilling on the Blackhawk Property.

         Pursuant to certain contractual terms and provisions, AuRIC and Dames & Moore had not been successful in transferring the proprietary fire assay technology to Geneva or to any independent third party assay laboratory. On September 27, 1999, Geneva and INGC, on behalf of the Company, initiated legal proceedings against AuRIC for multiple breaches of contract stemming from the Agreement for Services and the License Agreement and against Dames & Moore in a declaratory relief cause of action (the "Lawsuit").

         The Company suspended further exploration of the Blackhawk Property indefinitely due to (i) the independent assessment information which did not support the claims of AuRIC and Dames & Moore; (ii) the existence of multiple breaches of contract by AuRIC and Dames & Moore under the Agreement for Services and the License Agreement; and (iii) the pending Lawsuit and further claims of action against AuRIC and Dames & Moore. Moreover, the Company deemed the probability of commercial grade gold or silver located in the Blackhawk Property claims to be nil.

         Litigation

         On September 27, 1999, Geneva and INGC, on behalf of the Company, initiated legal proceedings against AuRIC and Dames & Moore by filing its complaint in the District Court of the Third Judicial District for Salt Lake City, State of Utah, for: (i) multiple breaches of contract relating to the Agreement for Services and the License Agreement, respectively, including, but not limited to, establishment and facilitation of the proprietary technology and fire assay procedures developed by AuRIC at an independent assay lab and failure to deliver the proprietary technology and procedures to the Company and Geneva;
(ii) breach of the implied covenant of good faith and fair dealing; (iii) negligent misrepresentation; (iv) specific performance, (v) non-disclosure injunction; (vi) failure by AuRIC to repay advances, and (vii) quantum meruit/unjust enrichment. INGC, on behalf of the Company, also named Dames & Moore in the legal proceeding in a declaratory relief cause of action (collectively, the "Lawsuit").

         On October 8, 1999, Geneva and INGC, on behalf of the Company, amended its complaint by naming as defendants AuRIC, Dames & Moore, Ahmet Altinay, General Manager of AuRIC, and Richard Daniele, Chief Metallurgist for Dames & Moore and specifying damages in excess of $10,000,000. The damages sought by Geneva and INGC, on behalf of the Company, are based on the general claims and causes of action set forth in the amended complaint relating to reliance on the assays and representations made by AuRIC, the actions and engineering reports produced by Dames & Moore and, specifically, the negligent misrepresentations and inaccuracies contained within some or all of those Dames & Moore reports and breaches of contract by AuRIC and Dames & Moore.

         On or about November 17, 1999, AuRIC, Dames & Moore, Richard Daniele and Ahmet Altinay filed separate answers to the amended complaint, along with counterclaims and a third party complaint against Geneva, INCG, the Company and Brent Pierce for breach of contract against Geneva, breach of contract against INCG, breach of contract against Pierce, defamation against the Company, INCG, Geneva and Pierce, injunctions against the Company, INCG, Geneva and Pierce, amongst other claims. In their defamation claim against the Company, the plaintiffs sought damages and punitive damages in an amount to be determined at trial, as well as attorney's fees and costs. In connection with the cause of action for preliminary and permanent injunctions against the Company, AuRIC and Ahmet Altinay sought attorney's fees and costs.

         On approximately June 14, 2000, Dames & Moore filed an action against the Company, INGC and others in the District Court of the Fifth Judicial District of the State of Idaho, in and for the County of Lincoln (the "Idaho Lawsuit"). In the Idaho Lawsuit, Dames & Moore sought foreclosure of a lien against the Company and/or INGC which purportedly arose in favor of Dames & Moore. INGC has dropped the bulk of its mining claims, except for a small group related to this litigation as the Company and INGC believed that the mining claims contain no commercial quantities of gold or silver. Dames & Moore sought to have the mining claims sold to compensate Dames & Moore for its services, materials and equipment. Dames & Moore also sought its fees and costs incurred in enforcing its claimed lien. The Company and INGC filed an answer on or about August 8, 2000.

         On June 21, 2000, Geneva and INGC, on behalf of the Company, filed a second amended complaint in the District Court of the Third Judicial District for Salt Lake City, State of Utah. The second amended complaint increased detail regarding the alleged breaches of contract and increased causes of action against other parties involved by adding two new defendants, MBM Consulting, Inc. and Dr. Michael B. Merhtens, who provided consulting services to the Company. The amendment also added certain claims of other entities involved through Geneva against the defendants. The proprietary technology formed the basis of claims made by Geneva and INGC, on behalf of the Company, in the complaints as filed with the District Court. Geneva and INGC, on behalf of the Company, alleged that the proprietary technology does not exist and that Geneva and INGC were fraudulently, recklessly and/or negligently deceived by AuRIC, Dames & Moore, and other parties to the lawsuit.

         Geneva and INGC subsequently obtained an order from the District Court to grant its Motion to Compel. The Order required that AuRIC and Dames & Moore produce the proprietary technology for Geneva's and INGC's restricted use by its legal counsel and industry experts. Geneva and INGC, on behalf of the Company, obtained an expert opinion as to the validity or ineffectiveness of the proprietary technology.

         On November 10, 2000, Geneva and INGC filed motions for partial summary judgment against Dames & Moore and AuRIC. Subsequently, on March 19, 2001, the motions for partial summary judgment were denied. The court, however, provided a ninety-day period during which both parties were required to prepare for trial, and after such period the court would set a date for trial. At a scheduling conference held on July 31, 2001, the court set trial for a period of fifteen days commencing October 16, 2001. The court date was subsequently changed to

October 26, 2001 pursuant to mutual consent of the parties in an attempt to mediate the dispute. Such mediation was unsuccessful.

         Agreements Relating to Litigation

         The Company and Geneva entered into an assignment agreement dated May 9, 2000 (the "Assignment Agreement") that transferred and conveyed to Geneva the potential claims and causes of action that the Company may have had under the Sub-License Agreement with Geneva.

         On June 22, 2001, the Company, INGC, Geneva, Brent Pierce, MBM Consultants, Inc. and Michael B. Mehrtens entered into a settlement agreement (the "Mehrtens Settlement Agreement"). Pursuant to the terms of the Mehrtens Settlement Agreement, the parties agreed to treat the contents of the Settlement Agreement as strictly confidential and to not disclose such terms and provisions to anyone.

         On June 28, 2001, Geneva, the Company, INGC, Tristar Financial Services, Inc. ("Tristar") and Alexander Cox ("Cox") entered into a funds sharing agreement (the "Funds Sharing Agreement"). Pursuant to the terms of the Funds Sharing Agreement, (i) Tristar would fund the direct costs of the litigation on a best efforts basis relating to the Lawsuit for the period from April 1, 2001 to the date that the Lawsuit was settled; (ii) as consideration therefore, Tristar would receive thirty percent (30%) of the gross proceeds received by Geneva, the Company and INGC from any and all settlements relating to the Lawsuit, plus the repayment of all payments and advances made by Tristar (the "Tristar Payment"); and (iii) the Tristar Payment would be shared with Cox in proportion of (a) the funds advanced and paid by Cox to Tristar for the purpose of funding the costs of the litigation, (b) divided by the total amount of funds advanced by and paid by Tristar, (c) times the amount of the Tristar Payment. Cox is a shareholder of the Company and as of the date of this Quarterly Report, holds an approximate 17.12% equity interest.

         On September 21, 2001, Geneva, the Company, INGC and other parties entered into a settlement agreement with AuRIC and Ahmet Altinay (the "AuRIC Settlement Agreement"). Pursuant to the terms of the AuRIC Settlement Agreement, the parties agreed that: (i) significant additional expense and time would be incurred to proceed with and resolve the Lawsuit and therefore desired to settle the Lawsuit; (ii) AuRIC would pay $10,000.00; (iii) AuRIC would return three promissory notes in the principal amounts of $250,000 marked cancelled payable to AuRIC by the Company, Goldstate Corporation and Vega-Atlantic Corporation, respectively; (iii) AuRIC would return certain stock certificates received from the Company, Goldstate Corporation and Vega-Atlantic Corporation, respectively;
(iv) the parties would execute and jointly file a motion to dismiss the parties' respective claims and counterclaims in the Lawsuit; (v) the parties would release one another from any and all claims and liabilities, whether known or unknown, arising from or based upon the Lawsuit; and (vi) the Agreement for Services, the License Agreement and the related Sub-License Agreement would be deemed null, void and without further force or effect.

         On September 25, 2001, Geneva, the Company, INGC, and other parties entered into a settlement agreement and release with Dames & Moore, et. al. (the "Dames & Moore Settlement Agreement"). Pursuant to the terms of the Dames & Moore Settlement Agreement, the parties agreed that: (i) solely to save the burden, cost and expense of continued litigation, the Lawsuit and the Idaho Lawsuit would be settled without any admission of liability by any party; (ii) the parties would execute and jointly file a motion to dismiss the parties' respective claims and counterclaims in the Lawsuit and the Idaho Lawsuit with prejudice; (iii) the parties would release one another from any and all claims and liabilities, whether known or unknown, arising from or based upon the Lawsuit and the Idaho Lawsuit, including those arising from or related to the Blackhawk projects, mining claims and property; (iv) each party would bear its own respective attorneys' fees and costs incurred in connection with the Lawsuit, the Idaho Lawsuit and the Dames & Moore Settlement Agreement; and (v) Dames & Moore would pay $798,000.

         Results of Settlement

         Pursuant to the Assignment Agreement, the Company transferred and conveyed to Geneva the potential claims and causes of action that the Company may have had under the Sub-License Agreement with Geneva. The amount of damages to be recovered by Geneva and INGC pursuant to the Dames & Moore Settlement Agreement and the AuRIC Settlement Agreement were primarily used for payment of attorneys fees, expert witness fees, and associated costs of litigation. The Company, therefore, was not in a position to receive any portion of the cash settlement damages.

         The Company and INGC had paid an aggregate of $938,805 in cash to AuRIC and Dames & Moore for services before the litigation commenced. The Company and INGC also owed $219,469 to Dames & Moore for disputed but unpaid services. Prior to the litigation, (i) AuRIC received 2,500,000 shares of Common Stock from the Company and a promissory note in the principal amount of $250,000, and (ii) Geneva received 1,500,000 shares of Common Stock from the Company and a promissory note in the principal amount of $250,000.

         As a result of the settlements, the Company received: (i) the share certificate issued to AuRIC representing 2,500,000 shares of Common Stock, which has been cancelled and the shares returned to treasury; (ii) the share certificate issued to Geneva representing 1,500,000 shares of Common Stock, which has been cancelled and the shares returned to treasury; (iii) the promissory note in the principal amount of $250,000 payable by INGC to Geneva, which has been cancelled; and (iv) the promissory note in the principal amount of $250,000 payable by INGC to AuRIC, which has been cancelled. As a result of the settlements, the financial statements for fiscal year ended December 31, 2001 reflect a write down of all amounts due to Dames & Moore in the amount of $219,469 and a reversal of interest which had been previously booked relating to the promissory notes.

         Geneva, the Company, INGC and other parties received an aggregate of $808,000 in settlement proceeds. An aggregate of approximately $2,000,000 was incurred as legal fees and associated costs relating to the litigation. Of the $808,000 in settlement proceeds, $345,000 was paid for outstanding amounts due and owing to legal counsel relating to the litigation, $10,000 was paid to GDSA, and the remaining $453,000 was paid to Tristar to provide a partial recovery of approximately $800,000 paid by Tristar pursuant to the provisions of the Funds Sharing Agreement.

         At the time the respective settlement agreements were entered into, management of the Company estimated that future additional costs to continue to proceed with litigation through the trial stage could have been approximately $1,000,000, with no guarantee of success. Management further believed that if the litigation proceeded to trial, any positive future monetary award in favor of the Company and INGC could have been subjected to a lengthy appeals process and further legal costs. While Dames & Moore, currently a subsidiary of URS

Corporation, has approximately $2 billion in annual revenues representing a formidable resource for future legal expenses, the Company has not generated revenues and has no liquid assets to commit to such significant estimated future expenses associated with ongoing litigation. Management of the Company believes, therefore, that settlement of the litigation and execution of the respective settlement agreements was in the best interests of the Company and its shareholders.

BOARD APPROVAL

         Based upon review of a wide variety of factors considered in connection with its evaluation of the Name Change, including the prior shareholder approval of the Sale and Purchase and the currently proposed acquisition, the Board of Directors of the Company believes that it would be in the best interests of the Company and its shareholders to effectuate the Name Change. The Board of Directors recommends approval of the Name Change to such resulting name as the Board of Directors of the Company may determine, in its sole and absolute discretion, and in the best interests of the Company.



                          PROPOSALS BY SECURITY HOLDERS

         The Board of Directors does not know of any matters that are to be presented to the shareholders for their approval and consent pursuant to the Written Consent of shareholders other than those referred to in this Information Statement. If any shareholder of the Company entitled to vote by written authorization or consent has submitted to the Company a reasonable time before the Information Statement is to be transmitted to shareholders a proposal, other than elections to offices, such proposal must be received at the Company's offices, located at 435 Martin Street, Suite 2000, Blaine, Washington 98230,
Attention: President, not later than October 19, 2003.



                    DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
                               SHARING AN ADDRESS

         One Information Statement will be delivered to multiple shareholders sharing an address unless the Company receives contrary instructions from one or more of the shareholders. Upon receipt of such notice, the Company will undertake to deliver promptly a separate copy of the Information Statement to the shareholder at a shared address to which a single copy of the documents was delivered and provide instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of an annual report of Information Statement. In the event a shareholder desires to provide such notice to the Company, such notice may be given verbally by telephoning the Company's offices at (360) 332-7734 or by mail to 435 Martin Street, Suite 2000, Blaine, Washington 98230.


                                            By Order of the Board of Directors


                                            Grant Atkins, President

                       EXHIBIT A TO INFORMATION STATEMENT
                         WRITTEN CONSENT OF SHAREHOLDERS

         Pursuant to Section 78.320 of the Nevada Revised Statutes, as amended, which provides that any action required to be taken at a meeting of the shareholders of a corporation may be taken without a meeting if, before or after the action, a written consent setting forth the action so taken shall be signed by the shareholders holding at least a majority of the voting power. The undersigned, being ten (10) or less of the shareholders holding at least a majority of the voting power of Intergold Corporation, a Nevada corporation (the "Corporation"), do hereby take, consent, affirm and approve the following actions.

         WHEREAS the Board of Directors of the Corporation at a special meeting held on September 15, 2003 (the "Special Meeting") authorized and approved, subject to shareholder approval, the corporate action, which the Board of Directors deemed to be in the best interests of the Corporation; and its shareholders;

         WHEREAS the Board of Directors of the Corporation at the Special Meeting further authorized and directed the submission to a limited number of shareholders of the Corporation holding at least a majority of the voting power the certain corporate actions to be approved and authorized by such shareholders of the Corporation;

         WHEREAS Section 78.320 of the Nevada Revised Statutes, as amended, provides that any action required to be taken at a meeting of the shareholders of a corporation may be taken without a meeting if, before or after the action, a written consent setting forth the action so taken shall be signed by the shareholders holding at least a majority of the voting power;

         WHEREAS the shareholders who have signed this Written Consent of shareholders dated to be effective as of October 31, 2003 are shareholders of record as of September 19, 2003, and hold shares in excess of a majority of the Corporation's issued and outstanding shares of Common Stock.

         WHEREAS such shareholders have been fully apprised and informed of the nature of the certain corporate actions and have concluded that approval and authorization of such corporate actions would be beneficial to the Corporation and in the best interests of its shareholders; therefore, be it



                                        I

                   Approval of an Amendment to the Articles of
               Incorporation of the Company to Effectuate a Change
                             in Name of the Company

         RESOLVED that, subject to regulatory approval and in compliance with the policies of the applicable stock exchange, the filing and form of which is at the sole and absolute discretion of the Board of Directors of the Company, the shareholders of the Company who have signed this Written Consent of shareholders approve the filing of an amendment to the Articles of Incorporation of the Company to effectuate a change in the name of the Company from Intergold Corporation to such name as may approved by the Board of Directors of the Company, in its sole and absolute discretion, and as is acceptable with the appropriate regulatory authorities (the "Name Change"); and, furthermore, that the Board of Directors of the Company is authorized, in its sole and absolute discretion, to abandon or alter any portion of the proposed Name Change at any time without the further approval of the shareholders of the Company; and

         FURTHER RESOLVED that an amendment to the Articles of Incorporation of the Company to effectuate the proposed Name Change be and hereby is approved, and that such amendment to the Articles of Incorporation be filed with the Nevada Secretary of State as soon as practicable after the approval and effectuation of such Name Change.

         EXECUTED to be effective as of the 31st day of October, 2003.



                                           SHAREHOLDERS:

Date: October 31, 2003                     INTERGOLD MINING CORPORATION

                                           By: /s/ GRANT ATKINS
                                           ________________________________

                                           Title: President
                                           Print Name: Grant Atkins

                                           ________________________________
                                           Signature (Title if Appropriate)

                                           ________________________________
                                           Address

                                           ________________________________
                                           Number of Shares Held of Record


Date: October 31, 2003                     TRISTAR FINANCIAL SERVICES INC.

                                           By: /s/ MARCUS JOHNSON
                                           ________________________________

                                           Title: President
                                           Print Name: Marcus Johnson

                                           ________________________________
                                           Signature (Title if Appropriate)

                                           ________________________________
                                           Address

                                           ________________________________
                                           Number of Shares Held of Record



Date: October 31, 2003                     /s/ ALEXANDER COX
                                           ________________________________


                                           ________________________________
                                           Print Name


                                           ________________________________
                                           Signature (Title if Appropriate)

                                           ________________________________
                                           Address

                                           ________________________________
                                           Number of Shares Held of Record

Date: October 31, 2003                     INVESTOR COMMUNICATIONS
                                           INTERNATIONAL INC.

                                           By: /s/  MARCUS JOHNSON
                                           ________________________________
                                                  Marcus Johnson
                                           Title: President

                                           Print Name

                                           ________________________________
                                           Signature (Title if Appropriate)

                                           ________________________________
                                           Address

                                           ________________________________
                                           Number of Shares Held of Record


Date: October 31, 2003                     PHOENIX ASSET CORP.

                                           By:
                                           ________________________________

                                           Print Name

                                           ________________________________
                                           Signature (Title if Appropriate)

                                           ________________________________
                                           Address

                                           ________________________________
                                           Number of Shares Held of Record


Date: October 31, 2003                     NEWPORT CAPITAL CORP.

                                           By:
                                           ________________________________

                                           Print Name

                                           ________________________________
                                           Signature (Title if Appropriate)

                                           ________________________________
                                           Address

                                           ________________________________
                                           Number of Shares Held of Record

                                    EXHIBIT B

                                STOCK OPTION PLAN

                                      For:

                              INTERGOLD CORPORATION




                              Intergold Corporation
                          435 Martin Street, Suite 2000
                        Blaine, Washington, U.S.A., 98230